EXHIBIT 6.1
LIMITED PARTNERSHIP AGREEMENT OF OPERATING PARTNERSHIP

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

Cottonwood MULTIFAMILY OPPORTUNITY FUND O.P., LP

This Amended and Restated Agreement of Limited Partnership (“Agreement”) is effective as of August 17, 2017 by and between CW Multifamily Opportunity Fund GP, LLC, a Delaware limited liability company as the general partner (the “General Partner”), and Cottonwood Multifamily Opportunity Fund, Inc., a Maryland corporation, as the limited partner (the “Limited Partner,” and together with the General Partner, the “Partners”), for the purpose of forming a limited partnership (the “Partnership”) in accordance with the provisions of the Delaware Revised Uniform Limited Partnership Act (6 Del. § 17-101 et seq.), as amended (the “Act”).

Recitals

WHEREAS, the Partnership was formed pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act (6 Del.C. §17-101 et seq.), as amended from time to time (the “Act”) by the filing of the Certificate of Limited Partnership of the Partnership on May 31, 2016 (“Certificate”);

WHEREAS, the Partners entered into that certain Agreement of Limited Partnership dated as of May 31, 2016 (the “Original Agreement”);

WHEREAS, on August 17, 2017 the Partnership changed its name from Cottonwood Multifamily Development REIT I O.P., LP to Cottonwood Multifamily Opportunity Fund O.P., LP pursuant to that certain Certificate of Amendment to the Certificate of Limited Partnership of Cottonwood Multifamily Opportunity Fund O.P., LP;

WHEREAS, the Partners desire to amend and restate the Original Agreement in its entirety to set forth certain matters with respect to the Company in this Agreement which will constitute the agreement of limited partnership of the Partnership within the meaning of the Act.

WHEREAS, this Agreement may be relied upon by any party seeking to do business with the Partnership with respect to the matters set forth herein.

NOW, THEREFORE, in consideration of the covenants expressed herein, the Partners hereby amend and restate the Original Agreement in its entirety as follows:

1.             Formation, Filings and Annual Valuation Period

1.1           Certificate of Limited Partnership. On May 31, 2016, a Certificate of Formation was filed in the office of the Secretary of State of Delaware in accordance with and pursuant to the Act.

1.2           Other Filings. The General Partner shall prepare, execute, acknowledge, verify, file, record and publish all certificates, statements and documents (and amendments thereto) required by applicable law or necessary to protect the Partnership or to preserve the limited liability of the Limited Partner.

1.3           Annual Valuation Period. For the purpose of ERISA real estate operating company (“REOC”) compliance, the Partnership hereby establishes the 90-day period commencing on January 1 of each year as its “annual valuation period” as defined in subsection (d)(5)(ii) of the United States Department of Labor Plan Asset Regulation, 29 CFR §2510.3-101.

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2.             Name, Office, Agent for Service of Process and Purpose.

2.1           Name of the Partnership. The name of the Partnership shall be “Cottonwood Multifamily Opportunity Fund O.P., LP”.

2.2           Principal Executive Office. The street address of the Partnership’s principal executive office is 6340 South 3000 East, Suite 500, Salt Lake City, Utah 84121. The Partners may change the location of such office, establish additional offices or places of business of the Partnership or enter into such contracts or hire such agents in such other locations, including but not limited to the State of Delaware, as they deem necessary or desirable in further of the business of the Partnership.

2.3           Agent for Service of Process; Registered Office. The agent for service of process on the Partnership in Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The registered office of the Partnership in Delaware shall be Corporation Service Company at such address.

2.4           Purpose; Powers. The purpose and nature of the business to be conducted by the Partnership is (i) to engage in the acquisition, ownership, construction, development, operation, management, leasing, financing, mortgaging, and selling of real property, including in or through any partnership, joint venture or other similar arrangement, (ii) to engage in and carry on any business or activity related thereto or useful in connection therewith and (iii) to conduct any other lawful business, trade, purpose or activity that may be lawfully conducted by a limited partnership organized pursuant to the Act; provided, however, that such business shall be limited to and conducted in such a manner as to permit the Limited Partner at all times to qualify as a REIT, and in a manner such that the Limited Partner will not be subject to any taxes under Section 857 or 4981 of the Internal Revenue Code of 1986, as amended (the “Code”), unless the Limited Partner otherwise ceases to qualify as a REIT. In connection with the foregoing, and without limiting the Limited Partner’s right in its sole and absolute discretion to qualify or cease qualifying as a REIT, the Partners acknowledge that the Limited Partner intends to qualify as a REIT for federal income tax purposes and upon such qualification, the avoidance of income and excise taxes on the Limited Partner inures to the benefit of all the Partners and not solely to the Limited Partner. Notwithstanding the foregoing, the General Partner agrees that the Limited Partner may terminate its status as a REIT under the Code at any time to the full extent permitted under its Articles of Incorporation, as amended. The General Partner shall be empowered to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code. The Partnership shall possess and may exercise all the powers and privileges granted by the Act, any other law or this Agreement, together with any powers incidental thereto, and may take any other action not prohibited under the Act or other applicable law, so far as such powers and actions are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Partnership.

3.             Capital Contributions and Financing.

3.1           Contribution by the General Partner. Within five (5) days of signing this Agreement, the General Partner shall contribute to the capital of the Partnership cash in the amount of $9,900 in exchange for 990 General Partnership Units (representing a 99.0% interest in the Partnership).

3.2           Contribution by the Limited Partner. Within five (5) days of signing this Agreement, the Limited Partner shall contribute to the capital of the Partnership cash in the amount of $100 in exchange for 10 Limited Partnership Units (representing a 1.0% interest in the Partnership).

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3.3           Additional Capital Contributions by the Partners. The General Partner shall make all additional contributions to the capital of the Partnership at such times and in such amounts as determined by the General Partner in its sole discretion. Except as expressly set forth herein, the Partners shall not be required to make any additional capital contributions and no capital contribution of any Partner shall bear interest or otherwise entitle the contributing Partner to a preferred return or compensation for the use of the contributed capital.

4.            Management. The business and affairs of the Partnership shall be conducted by or under the direction of the General Partner, which, subject solely to Section 9 below, shall have the authority to exercise on behalf of the Partnership all of its rights, powers, privileges, duties and responsibilities under Section 2.4 hereof or provided by law and to take any other action not prohibited by the Act or other applicable law, including without limitation the right and authority to employ, retain or appoint any officers, consultants, agents, brokers, professionals or other persons in any capacity, and to enter into, execute, deliver, acknowledge, make, modify, supplement or amend any documents or instruments in the name of the Partnership which the General Partner deems necessary or appropriate to achieve the purposes of the Partnership. There is no requirement that any Partners hold a meeting in order to take action on any matter. Any action taken by the General Partner, and the signature of the General Partner on any agreement, contract, instrument or other document on behalf of the Partnership, shall be sufficient to bind the Partnership and shall conclusively evidence the authority of the General Partner and the Partnership with respect thereto.

5.            Distributions and Tax Allocations.

5.1           Distributions. After all creditors have been paid in full, any cash available for distribution to the Partners shall be distributed to the Partners in proportion to their Units.

5.2           Tax Allocations. For each taxable year of the Partnership (and for each portion of each taxable year treated separately under Internal Revenue Code § 706) in which the Partnership is treated as a partnership for U.S. federal income tax purposes:

5.2.1           Subject to the other provisions of this Section 5.2, income, gain, loss, and deduction of the Partnership shall be allocated to the Partners in accordance with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

5.2.2           In the event that property of the Partnership properly is reflected on its books in accordance with Treasury Regulations Section 1.704-1(b) at a value other than adjusted tax basis of such property for federal income tax purposes, then, notwithstanding Section 5.2.1, (i) ”book” income, gain, deduction and loss with respect to such property, as determined in accordance with such Treasury Regulations, shall be allocated in the manner taxable income and taxable loss are allocated under this Agreement, and (ii) taxable income and taxable loss shall be allocated in the manner required by Section 704(c) of the Internal Revenue Code or the principles thereof as set forth in applicable Treasury Regulations.

6.             Books, Records and Reports.

6.1           In General. The General Partner shall be responsible for maintaining or causing to be maintained the books and records of the Partnership and making reports to partners in accordance with generally accepted accounting principles, prudent business practice and the Act.

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6.2           Tax Accounting. Capital accounts shall be maintained for each Partner in accordance with regulations under Section 704(b) of the Internal Revenue Code, and taxable income and taxable loss shall be determined in accordance with such regulations.

7.             Outside Interests. Ownership or participation in, or affiliation with, the Partnership shall not limit or restrict either Partner or any affiliate of either Partner in any way in the pursuit of other business activities or investment opportunities, and neither Partner shall be obligated to devote full time to the business of the Partnership.

8.            Transfer of Partner’s Interest.

8.1           Partners. The Partners may not sell, exchange, assign, convey, pledge, encumber, hypothecate or otherwise transfer all or any portion of their interest in the Partnership without the consent of all Partners.

8.2           Withdrawal. Except as otherwise provided in this Agreement or as mutually agreed to by the Partners, neither the General Partner nor the Limited Partner may withdraw from the Partnership.

9.             Term of the Partnership and Dissolution.

9.1           Term. The Partnership shall commence on the effective date of this Agreement and shall continue until December 31, 2099, unless earlier terminated in accordance with this Agreement.

9.2           Termination. The Partnership will dissolve upon the earliest to occur of the following:

9.2.1           The resignation, withdrawal, removal, termination or dissolution of, or insolvency of the General Partner, unless either (i) at the time there is at least one remaining General Partner who elects to and does continue the business of the Partnership or (ii) within 90 days after such event the Limited Partner elects a successor General Partner and elects to continue the business of the Partnership;

9.2.2           The written consent of all the Partners to terminate or dissolve the Partnership;

9.2.3           The expiration of the term of the Partnership; or

9.2.4           Entry of a decree of judicial dissolution under Section 17-802 of the Act.

9.3           Liquidation of Assets. Upon a dissolution of the Partnership for any reason and, if required and within the period prescribed after any “liquidation” of the Partnership under regulations pursuant to Section 704(b) of the Internal Revenue Code, the General Partner shall take full account of the Partnership assets and liabilities, shall liquidate the assets as promptly as is consistent with obtaining the fair market value thereof, and shall apply and distribute the proceeds therefrom in the following order:

9.3.1           To the payment of creditors of the Partnership, including Partners who are creditors to the extent permitted by law, but excluding secured creditors whose obligations will be assumed or otherwise transferred on the liquidation of Partnership assets; and

9.3.2           Thereafter, to the Partners in proportion to their Units.

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9.4           Liquidation. Notwithstanding the foregoing, to the extent the Partnership is treated as a partnership for U.S. federal income tax purposes, in the case of a “liquidation” of the Partnership arising solely by reason of the application of Section 708(b)(1)(B) of the Internal Revenue Code upon the sale or exchange of an interest in Partnership capital or profits, no actual distribution of Property shall be required. However, capital accounts of the Partners shall be adjusted and the provisions of this Agreement applied as though the transactions described in Treasury Regulations Section 1.708-1(b)(4) had occurred; and the Partnership shall continue thereafter for the remaining balance of the original term of the Partnership in accordance with the provisions of this Agreement.

9.5           Deficit Capital Accounts. No Partner shall be required to restore any deficit in its Capital Account.

10.          Miscellaneous.

10.1         Indemnification. To the fullest extent permitted by law, the Partnership shall indemnify each Partner and any and all officers and agents of the Partnership and the officers, directors, partners, members and shareholders of any such person which is a corporation, partnership, limited liability company or other entity, against any and all liability incurred and/or for any act performed by them in good faith and/or for any act in good faith omitted to be performed by them in good faith (including, without limitation, reasonable legal and other professional fees and expenses as the same are incurred), except for their own gross negligence or willful misconduct.

10.2         Liability of Partners. The Partners shall not have any liability for the debts, obligations or liabilities of the Partnership or of any other Partner except to the extent required under the Act. No Partner shall have the right to resign or withdraw or to be repaid any capital contributed by such Partner or to receive any distribution or other payment in respect of its interest in the Partnership, including, without limitation, as a result of the withdrawal or resignation of such Partner from the Partnership, except as specifically provided in this Agreement.

10.3         Successors and Assigns. This Agreement shall be binding upon and, to the extent provided in this Agreement, shall be for the benefit of the successors and assigns of the respective Partners.

10.4         Entire Agreement. This Agreement contains the entire agreement between the Partners with respect to the transactions contemplated herein and supersedes all prior or contemporaneous written or oral agreements to the contrary.

10.5         Severability. In the event any provision of this Agreement is declared by a court of competent jurisdiction to be void, voidable or unenforceable, such provision shall be deemed severed from the remainder of this Agreement and the balance of this Agreement shall remain in full force and effect.

10.6         Notices. All notices under this Agreement shall be in writing and shall be given to the Partner entitled thereto, by personal delivery or by United States mail, posted to the address for such person specified in this Agreement or at such other address as such person may specify by notice given in accordance with this provision. Notice shall be effective upon receipt in the case of personal delivery or upon deposit in any official United States mail depository in the case of notice by mail properly given in accordance with this provision.

10.7         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws provisions.

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10.8         Venue. Any action relating to or arising out of this Agreement shall be brought only in a court of competent jurisdiction located only in Salt Lake City, Utah.

10.9         Captions. Paragraph titles or captions contained in this Agreement in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

10.10       Gender, Number and Person. Whenever required by the context hereof, each gender and number shall include each other gender and number; and the word “person” shall include an individual, trust, estate, corporation, partnership, joint venture, firm or other form of entity, organization or association.

10.11       Tax Matters Member. To the extent the Partnership is treated as a partnership under the Code, the General Partner shall be the “tax matters partner” and the “partnership representative” under the Code, as applicable.

10.12       Consents and Waivers. No consent or waiver, express or implied, by any Partner required or permitted by this Agreement, or to or of any breach or default by another Partner in the performance by such other Partner of its obligations hereunder, shall be deemed or construed to be valid unless in writing, or to be a consent or waiver to or of any other breach or default in the performance of such other party of the same or any other obligations of such Partner hereunder. Failure on the part of any Partner to complain of any act of any of the other Partners or to declare any of the other Partners in default, irrespective of how long such failure continues, shall not constitute a waiver by such Partner of its rights hereunder.

10.13       Attorneys’ Fees. In the event of any litigation, arbitration, or other action to enforce or interpret this Agreement, the prevailing party (as determined by the tribunal) shall be entitled to recovery of such party’s reasonable attorneys’ fees and costs.

10.14       Amendments. This Agreement may only be amended with the written consent of the Partners.

[Signatures on Following Page]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement of Limited Partnership effective as of the date first above written.

GENERAL PARTNER:

CW MULTIFAMILY OPPORTUNITY FUND GP, LLC, a Delaware limited liability company

By:	Cottonwood Multifamily Opportunity Fund, Inc., a Maryland corporation, its sole member

	By:	/s/ Daniel Shaeffer
Daniel Shaeffer, Chief Executive Officer

Address of the General Partner:

6340 South 3000 East, Suite 500
Salt Lake City, Utah 84121

LIMITED PARTNER:

Cottonwood MULTIFAMILY OPPORTUNITY FUND, Inc., a Maryland corporation

By:	/s/ Daniel Shaeffer
Daniel Shaeffer, Chief Executive Officer

Address of Limited Partner:

6340 South 3000 East, Suite 500
Salt Lake City, Utah 84121

[Amended and Restated Agreement of Limited Partnership of Cottonwood Multifamily Opportunity Fund O.P., LP]